EXHIBIT 35.4

SERVICER COMPLIANCE STATEMENT

American Express Bank, FSB

American Express Credit Account Master Trust

Reporting Period January 1, 2017 to December 31, 2017

The undersigned, a duly authorized officer of American Express Bank, FSB (“AEFSB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Second Amended and Restated Supplemental Servicing Agreement, dated as of July 20, 2016, among TRS, AEFSB, American Express Centurion Bank, American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC, as acknowledged and accepted by American Express Receivables Financing Corporation II (as amended from time to time, the “Agreement”), does hereby certify that:

1.	AEFSB performs certain servicing procedures on behalf of TRS under the Agreement.

2.	The undersigned is duly authorized to execute and deliver this Certificate.

3.	A review of AEFSB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, AEFSB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 26th day of March, 2018.

AMERICAN EXPRESS BANK, FSB

By:	/s/ Denise D. Roberts
Name:	Denise D. Roberts
Title:	Chief Financial Officer

By:	/s/ Brady P. Bagley
Name:	Brady P. Bagley
Title:	Controller